Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter referred to as “Agreement”) is made and entered into by and between William M. Moore (hereinafter referred to as “Executive”) and Iridex Corporation (hereinafter referred to as “Iridex” or “Company”).

In consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the parties as follows:

1.Definitions:

a.“William M. Moore” or “Executive” as used in this Agreement means William Moore and his heirs, devisees, legatees, executors, administrators, assigns, agents, representatives, businesses, insurers, subrogees, and attorneys, and any other persons or entities acting by, through, under, or in concert with any of the persons or entities listed in this subsection.

b.“Company” or “Iridex” as used in this Agreement means Iridex, Insperity PEO Services, L.P. and their related companies, predecessors, successors, assigns, businesses, affiliates, subsidiaries, divisions, holding companies, parent companies, partnerships, limited partnerships, partners, and any of their officers, directors, trustees, conservators, employees, agents, contractors, representatives, shareholders, stockholders, owners, heirs, devisees, legatees, executors, administrators, insurers, subrogees, and attorneys, and their heirs, devisees, legatees, executors, administrators, assigns, agents, representatives, businesses, insurers, subrogees, and attorneys, and any other persons or entities acting by, through, under, or in concert with any of the persons or entities listed in this subsection.

c.“Termination Date” as used in this Agreement means May 21, 2019, which is the final date of Executive’s employment with the Company.

d.“Effective Date” refers to the first day following the expiration of the revocation period set forth in paragraph 9, below, provided Executive does not revoke the Agreement.

2.In consideration for this Agreement, and provided Executive executes and does not revoke this Agreement, the following consideration shall be provided to Executive:

a.The Company shall pay Executive severance in the gross amount of $285,231.00, which is the equivalent of approximately thirty-two weeks of Executive’s gross annual salary of $463,500.00. Such amount shall be paid to Executive in equal installments starting on the Company’s first regularly scheduled payday that is at least seven calendar days after the Effective Date and then on each payday until the entire amount is paid or through the final payday of 2019, whichever comes first. Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company.  This amount shall be mailed to Executive’s last known address on the applicable payment date.  Iridex shall issue an IRS Form W2 for the payment of the severance described herein.

b.Executive acknowledges he has been granted the following Company equity:

Restricted Stock Units	Grant Date	Vesting Commence Date	Vested	Unvested
15,000	July 24, 2017	July 24, 2017	6,250	8,437
40,000	July 28, 2018	July 28, 2018	0	40,000

Options	Grant Date	Vesting Commence Date	Vested	Unvested
157,000	July 24, 2017	July 24, 2017	137,000	20,000

Performance-Based Restricted Stock Unit	Grant Date	Vesting Commence Date	Vested	Unvested
50,000	2015	2015	0	50,000
50,000	March 1, 2016	March 1, 2016	37,500	12,500
60,000	July 28, 2018	July 28, 2018	0	60,000

Executive further acknowledges that the Restricted Stock Units, Performance Stock Units and Options identified above (collectively the “Company Equity”) are the only restricted stock units, stock option grants or other equity awards granted to Executive by the Company under the Company’s Amended and Restated 2008 Equity Incentive Plan (“Equity Plan”) or otherwise. /s/ W.M. (Executive Initials)

Pursuant to the applicable grant documents, the Equity Plan and the discretion afforded the Equity Plan Administrator thereunder, the Company shall cause the unvested portions of the Company Equity to accelerate as follows:

(1).100% of the remaining 12,500 unvested Performance-based Restricted Stock Unit Award granted on March 1, 2016, shall accelerate and fully vest as of the Effective Date.

(2).100% of the remaining 8,437 unvested Restricted Stock Units granted on July 24, 2017, shall accelerate and fully vest as of the Effective Date.

(3).75% of the remaining unvested 40,000 Restricted Stock Units granted July 28, 2018, (30,000 Restricted Stock Units) shall accelerate and fully vest as of the Effective Date.

(4).33,890 Performance-Based Restricted Stock Units.

(5).100% of the unvested options to purchase 20,000 of the Company’s common stock shall accelerate and fully vest as of the Effective Date.

All remaining unvested Company Equity units shall be forfeited by the Executive in accordance with the terms of the Equity Plan.  All vested Company Equity shall remain subject to the applicable grant agreements and the terms of the Equity Plan.

b.Iridex shall pay Executive the lump sum amount of $18,480.00, which is approximately equivalent to 12 months of Executive’s estimated COBRA premiums.  Iridex will report the payment on a Form 1099, and Employee agrees that he shall be responsible for any and all taxes, levies or amounts as set forth in Paragraph 3, below.  Executive will be provided with information regarding Executive’s right to continue Executive’s health insurance coverage pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”) and must make a timely election in order to continue such coverage.  Executive further understands that in order to receive the COBRA coverage, Executive is fully responsible for complying with all of the requirements for COBRA coverage, and that Executive’s failure to comply with the COBRA requirements will result in the discontinuation of Executive’s coverage.  Executive understands and agrees that Iridex is not responsible for deciding or granting Executive’s eligibility for COBRA continuation and releases Iridex from any liability if Executive is found not to be eligible for COBRA continuation coverage.  Executive acknowledges that Iridex has met all of its obligations under COBRA or any similar laws, regulations or ordinances.

c.Executive agrees that the foregoing shall constitute an accord and satisfaction and a full and complete settlement of Executive’s claims, shall constitute the entire amount of monetary consideration provided to Executive under this Agreement, and that Executive will not seek any further compensation, including but not limited to compensation for any other claimed damage, costs or attorneys' fees in connection with the matters encompassed in this Agreement.

3.Executive represents that he has conferred with his tax advisors regarding the applicable tax treatment and consequences arising out of any amounts received by Executive pursuant to this Agreement and/or pursuant to the acceleration of the Company Equity as set forth in Section 2b. above. Executive acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any amounts received by Executive pursuant to this Agreement.  Executive shall be solely responsible for the payment of any federal, state, or local taxes arising out of the payment of monies arising out of this Agreement.  Executive agrees to hold the Company harmless from any and all claims, demands, rights, damages, costs or expenses resulting from any liability or claim of liability for any amount assessed by or due any federal, state, or local government or agency thereof, including but not limited to, federal, state, and local withholding and income taxes and social security taxes, with respect to payments made by the Company to Executive as set forth in this Agreement. /s/ W. M. (Executive Initials)

To the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and shall be administered and construed in a manner consistent with this intent. In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Executive is a “specified employee” (determined by the Company in accordance with U.S. Treasury Regulation section 1.409A-3(i)(2)) as of the date that Executive incurs a “separation from service” (as defined in U.S. Treasury Regulation section 1.409A-1(h)) and if any benefit to be provided under this Agreement cannot be paid or provided in a manner otherwise provided herein without subjecting Executive to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first six (6) months following Executive’s “separation from service” shall be paid to Executive in a cash lump payment to be made on the earlier of (a) Executive’s death or (b) the first day of the seventh month following Executive’s “separation from service”. However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that this Agreement is, or will be found to be exempt from or compliant with the requirements of Section 409A.

Each payment and benefit payable under this Agreement is intended to constitute a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall any payment or benefit under this Agreement that is subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.  To the extent required to avoid penalty taxes under Section 409A, if any applicable release consideration period (as applicable) spans calendar years, the severance payment contemplated thereunder will be paid in the latter calendar year, regardless of when the release is executed.

If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (C) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, and (D) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement.

4.Executive shall resign his position on the Company’s Board of Directors effective upon the Effective Date, and his position on the Board shall be deemed vacated on the Effective Date.

5.Executive acknowledges (i) receipt of all compensation, including but not limited to short term and long term incentive compensation, bonuses, wages, and any compensation of any type, and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) Executive has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Executive’s or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Executive has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties, defined below in paragraph 7; (v) Executive has reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Released Parties; and (vi) Executive has not raised a claim of sexual harassment or abuse with the Company.

6.Executive represents that Executive has not and will not file (or ask or allow anyone to file on Executive’s behalf), any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement.  This provision shall not apply, however, to any non-waivable charges or claims brought before any governmental agency.  With respect to any such non-waivable claims, Executive agrees to waive Executive’s right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Executive’s behalf, either individually, or as part of any collective action.  Nothing herein shall preclude Executive from making any claims for workers’ compensation benefits, unemployment benefits, or any other claims that cannot be waived by private agreement under applicable laws.

7.Executive hereby KNOWINGLY AND VOLUNTARILY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company, its and their current and former subsidiaries, divisions, and affiliates, and its and their officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Released Parties”) from any and all charges, complaints, claims, causes of action, debts, demands, sums of money, attorneys’ fees and costs, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as "claim" or "claims"), arising from conduct occurring on or before the date of this Agreement, including without limitation any claims incidental to or arising out of Executive’s employment with the Company or the termination thereof.  It is expressly understood by Executive that among the various rights and claims being waived in this release are those arising under the Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Older Workers Benefit Protection Act (“OWBPA”), the Age Discrimination in Employment Act (“ADEA”), the Civil Rights Act of 1991, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the Ralph Civil Rights Act, the Tom Bane Civil Rights Act, the federal and California Worker Adjustment and Retraining Notification Act, or any other federal, state or local law or regulation, except as specified herein.  This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Executive might have or has had, that exists or ever has existed on or before the date of this Agreement, which legally may be released by private agreement and are not excluded herein.

8.Executive is releasing all rights under section 1542 of the California Civil Code.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9.Executive acknowledges that:

a.Executive has read this Release, and understands its legal and binding effect. Executive is acting voluntarily, deliberately, and of Executive’s own free will in executing this Release, and has been provided with all information needed to make an informed decision to sign this Release and given an opportunity to ask questions Executive may have about this Release.

b.Executive has had the opportunity to seek, and is advised in writing to seek, legal counsel prior to signing this Release.

c.Executive has been given at least 21 days from the date Executive received this Release and any attached information to consider the terms of this Release before signing it (“Consideration Period”).  In the event Executive chooses to sign this Release prior to the expiration of the Consideration Period, Executive represents Executive knowingly and voluntarily waiving the remainder of the Consideration Period.

d.Executive understand that if Executive signs this Release, Executive can change Executive’s mind and revoke it within seven days after signing it (“Revocation Period”) by returning it with written revocation notice to Stacie Rodgers, Vice President Human Resources, 1212 Terra Bella Avenue, Mountain View, CA 94043, email Srodgers@Iridex.com.  Executive understands this Release will not be effective until after this Revocation Period has expired, and Executive will not be entitled to receive any benefits until after the Release becomes effective.  If the revocation period expires on a weekend or holiday, Executive understands Executive has until the end of the next business day to revoke.

Although Executive is releasing claims Executive may have under the OWBPA and the ADEA, Executive understands Executive may challenge the knowing and voluntary nature of this Release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state or local agency that has jurisdiction to consider such claims.

e.Executive and the Company agree that changes, whether material or immaterial, do not restart the running of the Consideration Period.

10.Executive acknowledges that Executive’s employment by Iridex created a relationship of trust between Executive and the Company with respect to any information of a confidential or secret nature of which Executive became aware during the period of Executive’s employment and which (i) relates to the business of the Company, or to the business of any customer, licensor or supplier of the Company; or (ii) is processed by the Company and has been created, discovered or developed by, or has otherwise become known to the Company, that has commercial value to the business in which the Company is engaged and is not generally known to the public.  All said information is hereinafter called “proprietary information.”  By way of illustration, and not in limitation, proprietary information includes trade secrets, processes, computer programs, data, know how, strategies, forecasts, customer lists, pricing, testing methods and results, clinical trial data, product designs, product performance data, policies, operational procedures, staffing, billing and collection practices, and contract provisions and philosophies.  At all times Executive will keep in confidence and trust all such proprietary information and will not use or disclose any such proprietary information or anything relating to it without the written consent of the Company.  Executive hereby agrees that all proprietary information is and shall be and remain the sole and exclusive property of the Company and its assigns.  Executive acknowledges and agrees that Executive has delivered to the Company, on or before the Termination Date, all documents, data and proprietary information of any nature pertaining to the Company or its affiliated companies, and all other Company property such as office equipment, computers, cell phones, and security badges, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Executive to retain, and further agrees Executive will not take from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any proprietary information nor disclose, distribute, copy or utilize same.

Following the termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, use or disclose the Company’s proprietary information to solicit, induce, or attempt to solicit or induce, any person or entity then known to be a customer or client of the Company (a “Restricted Customer/Client”), to terminate his, her or its relationship with the Company for any purpose or no purpose; provided, however, this section 2 seeks to protect the Company’s proprietary information and to prohibit Executive from disclosing or using proprietary Information.  Accordingly, if, during Executive’s employment, Executive never learned nor was exposed to Proprietary Information or Trade Secrets regarding, among other things, the identification of such customers/clients or customer/client contact information, pricing information, business development information, trade secrets, sales and marketing plan information, financial information or other Proprietary Information or Trade Secrets, Executive shall not be restrained from such solicitation or attempted solicitation but Executive shall not use Proprietary Information or Trade Secrets during or in connection with any such solicitation, nor shall Executive interfere with the Company’s contractual or prospective economic relationships with any customer or client through unlawful means.

11.Executive agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Executive.  Without limiting the foregoing, Executive agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law.  Executive further agrees to cooperate with the Company after the Effective Date to provide information and support as reasonably requested by Iridex’s Chief Executive Officer or Board of Directors during the period he continues to receive payments under the terms of this Agreement, not to exceed cumulative total of 30 hours through December 31, 2019.  The Company will reimburse Executive for reasonable expenses incurred in connection with the cooperation described in this paragraph, but Executive shall not be entitled to additional compensation for his service during the time he is receiving payments under this Agreement, which Executive and the Company agree are more than sufficient to compensate his for any such cooperation, and the parties further agree that said agreement to cooperate does not create a contract of employment or guarantee or promise that the Company will seek or use his cooperative services after the termination date.

12.Executive also agrees to refrain from communicating any disparaging, derogatory, libelous or scandalous statements to any third party regarding the Company.  Executive further agrees that Executive will not represent to any person or entity that Executive is an agent or employee of the Company, or has any authority to bind the Company.  Executive will direct potential third-party(ies) to contact the Human Resources Department if they require information regarding Executive.  Should any third-party contact Human Resources regarding Executive, the department shall only disclose Executive's dates of employment and positions held, unless additional information is authorized in writing by Executive prior to disclosure.  The Company agrees to instruct the current members of Iridex’s Board of Directors to refrain from communicating any disparaging, derogatory, libelous or scandalous statements to any third party regarding Executive. This provision is not intended to and does not limit these individuals' right or ability to disagree with any business-related proposal, suggestion or idea, or any portion thereof, Executive may have made while employed by the Company, and does not limit these individuals' ability to comply with any duty, fiduciary or otherwise, that they owe the Company, its shareholders, employees or any other person or entity.

13.This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as admission by the Company of any violation of the rights of Executive, violation of any order, law, statute, duty or contract whatsoever.  The Company specifically disclaims any liability to Executive for any alleged violation of the rights of Executive, or for any alleged violation of any order, law, statute, duty or contract on the part of the Company, or its employees or agents.

14.This Agreement is intended to settle and release any and all claims for attorneys’ fees.  This settlement is based upon a good faith determination of the parties to resolve a disputed claim.  The parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. §1395y(b). The parties resolved this matter in compliance with both state and federal law.  The parties made every effort to adequately protect Medicare’s interest and incorporate such into settlement terms.

15.Executive waives any future association, employment, contractual relationship, or any other relationship of any kind with the Company as defined above in paragraph 1(b) and agrees not to apply to the Company for any future employment.

16.The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

17.This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.  Executive expressly warrants that Executive has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

18.The Parties agree that should any part of this Agreement be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of the Agreement.

19.With the exception of any agreement with the Company pertaining to proprietary, trade secret or other confidential information and/or the ownership of inventions, all of which shall remain in full force and effect and are unaffected by this Agreement, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.  This Agreement may only be amended or modified by a writing signed by the parties hereto.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in a writing signed by the parties.

20.This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

21.The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party.  Other than this exception, the parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.

22.This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original.  Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.

23.This Agreement is made and shall be enforced as provided under the laws of the State of California.

24.Nothing in this Agreement is intended to waive claims that may arise after Executive signs this Agreement or which cannot be released by private agreement.  In addition, nothing in this Agreement, including but not limited to the indemnification, release of claims, confidentiality, non-disparagement, and covenant not to sue provisions, (w) shall be construed to prevent the disclosure of factual information related to any acts of sexual assault, sexual harassment, workplace harassment or discrimination based on sex, failure to prevent an act of workplace harassment or discrimination based on sex, or act of retaliation against a person for reporting harassment or discrimination based on sex, or waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (x) limits or affects Executive’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (y) prevents Executive from communicating with, filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) limits Executive from exercising rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Agreement Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment or an award from a government agency (and not the Company) for information provided to the government agency  or otherwise where prohibited.

Notwithstanding the confidentiality and non-disclosure obligations in this Agreement and otherwise, Executive understands that as provided by the Federal Defend Trade Secrets Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

In Witness Whereof, the parties hereto have executed this Separation Agreement and General Release as of the date upon which the last party to sign this Agreement does so, as set forth below.

Iridex Corporation	Executive
By: /s/ Reudiger Naumann-Etienne Reudiger Naumann-Etienne Lead Independent Board Member Dated: 6/14/2019	/s/ William M. Moore William M. Moore Dated: 6/14/2019